EXHIBIT 10.3

January 21, 2014

Chris Orton
Orbitz Worldwide

Dear Chris:

I am pleased to confirm our offer of the position as Chief Operating Officer, reporting to me. Your annual base salary will be $600,000.

You will continue to be eligible to participate in the Company’s annual incentive bonus plan (the “Bonus Plan”) provided that you are actively employed by and in good standing with the Company and subject to the other terms, conditions and eligibility requirements of the Bonus Plan.  Your target bonus percentage for purposes of the Bonus Plan will be 100% of your eligible earnings (as defined in the Bonus Plan).  Bonus payments under the Bonus Plan are determined based on your target bonus percentage and eligible earnings during the relevant plan period, as well as the achievement of company financial objectives and individual performance, subject to such other terms, conditions and criteria as the Compensation Committee (the “Compensation Committee”) of the Orbitz Worldwide, Inc. Board of Directors may determine in its sole discretion.

With your combined annual base salary and target bonus, your target cash compensation will be $1,200,000.

You will be eligible to receive a promotion cash award of $1,000,000.00, which will be paid in a lump sum upon your promotion to COO. A prorated amount of the cash award must be paid back to OWW if you voluntarily leave employment within 2 years of your promotion.
In addition, a recommendation will be made by management to the Compensation Committee to approve an equity grant of $1,200,000 in total value during the March 2014 annual review process. Subject to the terms and conditions of the award agreement and your continued employment, half of this grant, or $600,000 in value, will consist of RSUs which will vest in four equal tranches on the first, second, third and fourth anniversary dates of the grant date. Also subject to the terms and conditions of the award agreement and your continued employment, the other half of the equity award, or $600,000 in value, will consist of Performance stock Units (PSUs) that will be subject to retention based on the level of attainment of specific performance goals to be established by the Compensation Committee. All grants of equity awards are subject to approval by the Compensation Committee in its sole discretion.

With your new role, you will be eligible to receive company-paid travel benefits, which are intended for personal use for you and your immediate family, for travel during the term of your OWW employment.  Each calendar year, you are eligible to receive up to $25,000 of airfare (either as airline barter or reimbursement for airfare expenses), and up to $25,000 in reimbursement for travel benefits such as hotel, train and car rental expenses for a total value of $50,000/year of travel benefits. In addition, we will make available to you and your family company-paid tickets for sports games, including the Chicago Cubs. To the extent that these or any perquisites are taxable to you, such value will be included in your W-2 taxable income subject to applicable withholding for taxes, which shall be your sole responsibility.

In acceptance of this offer, please sign on the line indicated below and scan/email it back to me.

I appreciate all of the hard work and commitment that you have shown to the company since joining us, and look forward to your continued success in your new role.

Regards,

/s/ Barney Harford

Barney Harford
Chief Executive Officer
Orbitz Worldwide, Inc.

Understood and accepted:

/s/ Chris Orton 1/21/14
Chris Orton Date